Exhibit 99 - List of Reporting Persons


     (1) DEP Technology Holdings Ltd., an Israeli private corporation with its business and principal office Triangular Tower, 42nd Floor, 3 Azrieli Center, Tel Aviv 67023, Israel.

     (2) Discount Investment Corporation Ltd., an Israeli public corporation, with its business and principal office at the Triangular Tower, 44th floor, 3 Azrieli Center, Tel Aviv 67023, Israel.

     (3) IDB Development Corporation Ltd., an Israeli public corporation, with its principal business and principal office at the Triangular Tower, 44th floor, 3 Azrieli Center, Tel Aviv 67023, Israel

     (4) IDB Holding Corporation Ltd., an Israeli public corporation, with its principal business and principal office at the Triangular Tower, 44th floor, 3 Azrieli Center, Tel Aviv 67023, Israel.

     (5) Mr. Nochi Dankner, whose address is 3 Azrieli Center, the Triangular Tower, 44th floor, Tel-Aviv 67023, Israel.

     (6) Mrs. Shelly Bergman, whose address is 9 Hamishmar Ha'Ezrachi Street, Afeka, Tel-Aviv 69697, Israel.

     (7) Mrs. Ruth Manor, whose address is 26 Hagderot Street, Savyon 56526, Israel.

     (8) Mr. Avraham Livnat, whose address is Taavura Junction, Ramle 72102, Israel.